Exhibit 99.1

CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS FIRST QUARTER 2013 RESULTS

WARRENVILLE, Ill., May 7, 2013 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported unaudited results for the three-month period ended March 31, 2013.

First Quarter 2013

Consolidated revenues for the first quarter totaled $22.5 million, an 11% decrease from the comparable prior-year quarter. Operating income declined to $41,000 from $2.5 million in the year ago quarter. Income tax benefit of $3,000 compared to an income tax expense of $945,000 in the 2012 first quarter. Net loss for the quarter was $21,000, or $0.00 per diluted share, compared with net income of $1.5 million, or $0.06 per diluted share, in the same year-ago quarter. Adjusted EBITDA was $1.1 million, down from $3.5 million in the first quarter of 2012.

APC segment revenues were $12.9 million, a decrease of 18% from the first quarter of 2012, due to the above-referenced differences in backlog-to-revenue conversion. Segment gross margins were 34% in the first quarter of 2013 as compared 44% in the first quarter of 2012, primarily due to a higher mix of lower margin international projects.

Capital projects backlog at the APC segment stood at $44.7 million as of March 31, 2013 compared to $46.7 million at December 31, 2012.

The FUEL CHEM segment generated revenues of $9.5 million and gross margin of 53%, each essentially unchanged from the comparable prior year period. FUEL CHEM revenues generated from coal-fired units totaled $8.8 million, which is comparable to the same period last year, while revenues generated from non-coal-fired units declined 6% to $0.7 million.

Selling, general and administrative (SG&A) expenses declined to $8.5 million in the current quarter from $9.0 million in the same year-ago period. The decrease in SG&A expenses is attributed to lower employee-related costs, including sales commissions and employee incentive programs, as well as lower professional fees for the quarter.

Research and development (R&D) expenses increased to $0.9 million from $0.5 million in the first quarter of 2012, reflecting our focus on increased R&D efforts as we pursue commercial applications for technologies outside of traditional markets, and in developing and analyzing new technologies that could represent incremental market opportunities.

Douglas G. Bailey, Chairman, President, and Chief Executive Officer, commented, “Current year results at our Air Pollution Control (APC) segment reflect a higher rate of conversion into revenues of the 2011 backlog in the first quarter of 2012 compared to the first quarter of 2013. This was expected, as the 2011 backlog was acquired during a period of accelerated regulatory-driven domestic buying that did not continue into 2012. However, we announced record 2012 APC bookings of $72.8 million, the majority of which were derived from international markets. During the first quarter of 2013 we announced contract awards with a value of approximately $7.6 million and, subsequent to quarter end, we announced additional APC orders valued at $4.3 million. This combination of new orders and continuing backlog conversion should allow us to generate increased revenue as the year progresses.

“Revenues at our FUEL CHEM® segment were essentially flat compared to last year’s first quarter, reflecting the challenges of low natural gas prices and declining electricity demand. FUEL CHEM substantially maintained its margins, however, which we view as a testament to the quality of our product solutions.”

Mr. Bailey concluded, “We look ahead to 2013 with continuing optimism, driven by a healthy backlog at APC, firming domestic bid and order activity, and increasing international interest for our suite of solutions. We continue to pursue a number of strategies to further our growth, and are supported in these efforts by a strong financial position and a debt-free balance sheet.”

Conference Call

Management will host a conference call on Wednesday, May 8, 2013 at 10:00 AM ET to discuss the results.

•	(866) 515-2910 (Domestic) or

•	(617) 399-5124 (International)

Passcode: FUEL TECH

A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “84554625.” The replay will be available through June 2, 2013.

About Fuel Tech

Fuel Tech is an engineering-driven, fully-integrated technology company operating in two segments: Air Pollution Control and FUEL CHEM®. Serving utility and industrial customers worldwide, the Company’s core activities center on its nitrogen oxide (NOx) reduction systems and processes and its unique application of chemicals to improve combustion unit performance. Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling skills, which are enhanced by internally-developed, high-end visualization software. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,157	$24,453
Marketable securities	44	44
Accounts receivable, net of allowance for doubtful accounts of $658 and $460, respectively	37,504	30,169
Inventories	603	513
Prepaid expenses and other current assets	3,016	3,956
Prepaid income taxes	1,184	156
Deferred income taxes	519	573

Total current assets	58,027	59,864

Property and equipment, net of accumulated depreciation of $18,400 and $19,421, respectively	13,693	13,749
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $4,481 and $4,270, respectively	4,696	4,838
Deferred income taxes	3,534	3,688
Other assets	2,659	2,707

Total assets	$103,660	$105,897

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	11,725	12,828
Accrued liabilities:
Employee compensation	2,110	3,175
Other accrued liabilities	5,003	4,943

Total current liabilities	18,838	20,946

Other liabilities	689	715

Total liabilities	19,527	21,661

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,193,204 and 22,111,675 shares issued, and 22,161,283 and 22,102,549 outstanding	221	221
Additional paid-in capital	133,780	133,498
Accumulated deficit	(49,149)	(49,128)
Accumulated other comprehensive loss	(655)	(392)
Nil coupon perpetual loan notes	76	76
Cost of common stock held in treasury	(140)	(39)

Total shareholders’ equity	84,133	84,236

Total liabilities and shareholders’ equity	$103,660	$105,897

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended March 31,
	2013	2012

Revenues	$22,484	$25,212

Costs and expenses:
Cost of sales	13,052	13,220
Selling, general and administrative	8,458	8,994
Research and development	933	506

	22,443	22,720

Operating income	41	2,492

Interest expense	—	(25)
Interest income	15	—
Other (expense) income	(80)	21

(Loss) income before income taxes	(24)	2,488

Income tax benefit (expense)	3	(945)

Net (loss) income	$(21)	$1,543

Net (loss) income per common share:
Basic	$0.00	$0.07

Diluted	$0.00	$0.06

Weighted-average number of common shares outstanding:
Basic	22,112,000	23,591,000

Diluted	22,112,000	24,261,000

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012

Net (loss) income	$(21)	$1,543
Other comprehensive (loss) income:
Foreign currency translation adjustments	(263)	34
Unrealized gain from marketable securities, net of tax	—	15

Total other comprehensive (loss) income	(263)	49

Comprehensive (loss) income	$(284)	$1,592

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net (loss) income	$(21)	$1,543
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	538	552
Amortization	211	226
Provision for doubtful accounts	207	(1)
Deferred income taxes	161	(15)
Stock based compensation	329	210
Changes in operating assets and liabilities:
Accounts receivable	(7,494)	8,145
Inventories	(90)	(18)
Prepaid expenses, other current assets and other noncurrent assets	986	118
Accounts payable	(1,106)	(651)
Accrued liabilities and other noncurrent liabilities	(2,121)	(4,634)

Net cash (used in) provided by operating activities	(8,400)	5,475

Investing Activities
Purchases of property, equipment and patents	(555)	(788)

Net cash (used in) investing activities	(555)	(788)

Financing Activities
Payments to repurchase common stock	—	(1,889)
Acquisition of treasury stock	(101)	—

Net cash (used in) financing activities	(101)	(1,889)

Effect of exchange rate fluctuations on cash	(240)	28

Net (decrease) increase in cash and cash equivalents	(9,296)	2,826

Cash and cash equivalents at beginning of period	24,453	28,229

Cash and cash equivalents at end of period	$15,157	$31,055

See notes to consolidated financial statements.

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands of dollars)

Three months ended March 31, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$12,947	$9,537	$—	$22,484

Cost of sales	(8,583)	(4,469)	—	(13,052)

Gross margin	4,364	5,068	—	9,432
Selling, general and administrative	—	—	(8,458)	(8,458)
Research and development	—	—	(933)	(933)

Operating income	$4,364	$5,068	$(9,391)	$41

Three months ended March 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,714	$9,498	$—	$25,212

Cost of sales	(8,751)	(4,469)	—	(13,220)

Gross margin	6,963	5,029	—	11,992
Selling, general and administrative	—	—	(8,994)	(8,994)
Research and development	—	—	(506)	(506)

Operating income	$6,963	$5,029	$(9,500)	$2,492

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands of dollars)

	Three months ended March 31,
	2013	2012
Revenues:
United States	$12,866	$22,944
Foreign	9,618	2,268

	$22,484	$25,212

	March 31, 2013	December 31, 2012
Assets:
United States	$85,182	$86,466
Foreign	18,478	19,431

	$103,660	$105,897

FUEL TECH, INC.

RECONCILIATION OF GAAP NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

	Three Months Ended March 31,
	2013	2012
Net (loss) income	$(21)	$1,543
Interest expense	—	25
Income tax (benefit) expense	(3)	945
Depreciation expense	538	552
Amortization expense	211	226

EBITDA	725	3,291
Stock compensation expense	329	210

ADJUSTED EBITDA	$1,054	$3,501

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.